                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. ___)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:


[_] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

[_] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))


                                     Maytag
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

April 2, 2002


[FORM OF LETTER TO CERTAIN STOCKHOLDERS]

     Re:  Maytag Corporation

I am writing to solicit your support for the position of Maytag and its Board of Directors on three shareholder proposals to be voted at Maytag's annual meeting May 9, 2002. The proposals are contained in Exhibit I attached to this letter, along with Maytag's response. Our Board strongly believes that the proposals are not in the best interest of Maytag shareholders for the specific reasons set out in Maytag's responses.

Though I hope that the arguments set forth in the proxy statement are persuasive, I want to be sure that our reasoning is clear on this matter of special significance to Maytag.

I believe that what institutional shareholders desire and deserve most is both good performance and good governance. At Maytag we are moving aggressively to provide both. Further, the proposals, all represented by John Chevedden, in no way serve to improve our ability, or desire, to serve our shareholders better. They merely divert time and focus from more fundamental and higher priority issues.

With respect to Maytag's performance, following a series of disappointing quarterly results from Third Quarter 1999 to Second Quarter 2001, starting with my tenure the beginning of Third Quarter 2001, we have reversed the earnings decline, consistently met expected earnings levels, and exceeded our benchmark performance indices through the end of First Quarter 2002 (Maytag's total return is up 52.6% as compared to Household Index increase of 22.2% and S&P decline of 6.2%). We have also aggressively put in place a leadership team, strategy and specific initiatives targeted to drive performance improvement in the foreseeable future.

We are proactively and comprehensively addressing improvements in our corporate governance structure. The important facts, changes or changes in policy that have occurred, again since June of 2001, include:

     1. With the exception of the CEO, all directors are now independent outside directors.
     2.   Outside Board members will meet regularly without the CEO present.
     3. Outside directors are nominated from a committee solely by the independent directors, not the CEO, and we explicitly consider the time demands placed on both current directors and candidates when nominating them for election or re-election.
     4. Outside directors are expected to hold a meaningful stock position in Maytag.
     5. Our Proxy Statement proposes to shareholders that we convert our existing director retirement plan to an equity-based restricted stock ownership plan.
     6. Outside Directors are required to submit a resignation to the Board upon change in job position.
     7. Each of our committees -- Audit, Compensation, Finance, and Governance are fully structured with independent Directors and are establishing exclusive charters and calendars (Audit already has one in place) and examining best practices for consideration.
     8. Stock ownership guidelines for executive management are in place. As a new CEO, the Board required that I purchase outright $500,000 of Maytag stock (no insider loans) to be eligible for future options benefits. I did so the day I assumed my position, and have purchased additional shares on the open market since then.
     9. One of our outside Directors is leading a complete review of our Board's governance process and procedures to ensure that Maytag is measuring up to best practices in corporate governance.
     10. Our board of independent directors concerns itself aggressively with Maytag strategy, financial performance, mergers and acquisitions, annual financial planning, CEO compensation, financial structure and corporate governance, among other issues. In fact, a separate day and evening each year is now dedicated to a Maytag business strategy review.
     11. Outside auditors were paid minimal non-audit-related fees, $237,000 for tax planning only in 2001.
     12. The Board of Directors has access to management of Maytag, other than the CEO.

In summary, we are materially improving both performance and governance changes that matter. We are pursuing this course because we believe it will make Maytag a better performing Company and generate greater shareholder value. Support of the above-referenced shareholder proposals, which have no substantive impact on the quality of our corporate governance, in the face of meaningful and comprehensive efforts to improve can only be interpreted as a lack of support for the Board of Directors and Maytag's self-improvement initiatives.

I personally appeal to you for your support for our position and to give us time to confirm the wisdom and value of our efforts. Naturally, I would also value your comments at any time.

Sincerely,
/s/ Ralph F. Hake
Chairman and Chief Executive Officer

RFH:jkp

Attachment:  Exhibit I: Maytag 2002 Proxy Statement